UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015

NEPHROGENEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36303	20-1295171
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Beechleaf Court Suite 900 Raleigh, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 986-1780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)     Effective as of September 1, 2015, J. Wesley Fox, Ph.D. will become Chairman of NephroGenex, Inc.’s (the “Company”) Scientific Advisory Board and will no longer be President of the Company for purposes of Item 402 of Regulation S-K.  Dr. Fox will remain with the Company in a consultant role (as further described below) with a focus on Company strategy, strategic projects, investor relations, Scientific Advisory Board activities and other projects defined by the President and Chief Executive Officer. His duties as President have been assigned to the Company’s current Chief Executive Officer.
(c)    In connection with Dr. Fox’s change in management responsibilities, the board of directors of the Company (the “Board”) added the responsibilities of President to the Company’s Chief Executive Officer, Pierre Legault, to serve in his expanded capacity of the Company’s President and Chief Executive Officer, effective as of September 1, 2015.
(e)     On August 6, 2015, the Board approved and entered into the consulting agreement by and between the Company and Dr. Fox (the “Agreement”). The term of the Agreement commences on September 1, 2015 and is effective until terminated by either party upon 30 days advance written notice to the other party. Pursuant to the terms of the Agreement, Dr. Fox will be entitled to receive a fee of $12,000 per month in exchange for services to the Company. Dr. Fox is obligated to comply with various restrictive covenants, including a non-compete, non-solicit and protection of the Company’s confidential information and inventions.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement by and between NephroGenex, Inc. and J. Wesley Fox, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPHROGENEX, INC.

Date: August 6, 2015	/s/ Pierre Legault
Pierre Legault Chief Executive Officer

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